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                                                               Exhibit (a)(1)(Q)

CONTACT:
Mona Peloquin
Verio Inc.
(303) 645-1961
mpeloquin@verio.net

Andy Katell
For NTT  Communications
(212) 453-2217

INVESTORS:
Morrow and Co., Inc.
(800) 566-9061


            Verio and NTT Communications Continue to Cooperate with
                          CFIUS in Its Investigation


Tokyo, Japan, and Englewood, Colorado, August 3, 2000--Verio Inc. (Nasdaq: VRIO) and NTT Communications Corporation today have issued the following joint statement concerning the status of their pending merger agreement:

"NTT Communications and Verio are continuing to cooperate with the Committee on Foreign Investment in the United States (CFIUS) during its ongoing investigation of the proposed transaction under the Exon-Florio Amendment to the Defense Production Act of 1950. While the confidential nature of that process precludes us from reporting or commenting in detail on the status of and developments in the course of that investigation, we are issuing this statement to address the recent volatility in Verio's stock price that appears to be related to rumors concerning the status of the merger transaction.

In particular, the companies wish to confirm that they are continuing their cooperation and discussions with CFIUS member agencies in connection with the Exon-Florio investigation process. By the terms of the Exon-Florio statute, the CFIUS process will expire on or prior to August 29, 2000. By the terms of the merger agreement between NTT Communications and Verio, and as permitted under the Exon-Florio provisions, NTT Communications may elect to waive the Exon-Florio closing condition and proceed with consummation of the offer prior to completion of the Exon-Florio investigation process. Verio and NTT Communications continue to believe that the proposed transaction will be found to raise no national security concerns under the Exon-Florio law and that the Exon-Florio process will not prevent the parties from closing this transaction."

                                     -more-
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Page 2                                                NTT and Verio Statement

Separately, Verio also confirmed that it expects to file its quarterly report on Form 10-Q with respect to the second calendar quarter of 2000 in a timely manner on or prior to August 14, 2000. As a result of management's focus on the completion of closing requirements and strategic planning initiatives with NTT Communications, the company's second quarter financial results have not yet been finalized.

About Verio
-----------

Verio Inc. is the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, with an emphasis on serving the small and mid-sized business market. The company offers customers a broad range of Internet solutions, including high-speed access, Web hosting, eCommerce, virtual private networks and other enhanced services. Verio supports its operations with highly reliable and scalable national infrastructure and systems including a Tier One national network. Verio delivers locally-based sales and engineering support in markets across the United States under the Verio brand name and provides Web-hosting services to customers in more than 170 countries.

For more information about Verio, visit www.verio.com. Verio's corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number (303) 645-1900.

About NTT Communications
------------------------

NTT Communications, a subsidiary of Nippon Telegraph and Telephone Corporation, provides long distance and international telecommunications reaching over 200 countries worldwide. Headquartered in Tokyo, NTT Communications' Arcstar services operate in about 50 countries and have significant presence in Asia Pacific, North America and Europe. Arcstar global services provide managed data, multimedia and Internet services to some of the largest companies in the world. NTT Communications' investment in its Managed Services, IP Infrastructure and Internet Portal will meet the growing demand for electronic commerce-based services from its business customers and home users. NTT Communications, with the OCN brand, is already one of the largest ISPs in Japan.

For more information about NTT Communications, visit the company's Web site at http://www.ntt.com/index-e.html

Except for the historical information contained herein, certain matters set forth in this press release concerning Verio are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions, and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the Company's Current Quarterly Report on Form 10-K/A-1 filed on March 27, 2000, for a further discussion of Verio's business and risk factors that may affect operating and financial results.